Exhibit 10.12

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (the “Amendment”) is made and entered into as of November 20, 2006, by and between BANK OF THE WEST (the “Bank”) and GUIDANCE SOFTWARE, INC. (the “Borrower”) with respect to the following:

This Amendment shall be deemed to be a part of and subject to that certain Credit Agreement dated as of May 4, 2005, as it may be amended from time to time, and any and all addenda and riders thereto (collectively the “Agreement”). Unless otherwise defined herein, all terms used in this Amendment shall have the same meanings as in the Agreement. To the extent that any of the terms or provisions of this Amendment conflict with those contained in the Agreement, the terms and provisions contained herein shall control.

WHEREAS, the Borrower and the Bank mutually desire to extend and/or modify the Agreement.

NOW THEREFORE, for value received and hereby acknowledged, the Borrower and the Bank agree as follows:

1.	Modification of Default. A new Section 7.12 is added to the Agreement as follows.

7.12 IPO. The Borrower’s initial public offering or private placement of stock or preferred stock shall fail to raise $20,000,000.00 prior to January 31, 2007

2.	Modification of Financial Condition. Section 6.2 (iii) and (iv) of the Agreement are deleted in their entirety and the following is substituted in lieu thereof:

(iii) A minimum net profit after tax of at least $1.00 at each fiscal year end, excluding non-cash stock compensation expenses.

(iv) A minimum EBITDA of at least $1,000,000.00 at the end of each fiscal quarter with EBITDA based upon immediately preceding three fiscal quarters and the current quarter just ended, excluding non-cash stock compensation expenses.

3.	Waiver. Bank hereby waives Borrower’s breach of the EBITDA requirement contained in Section 6.2 (iv) of the Agreement on September 30, 2006. Any further breach of that section is not waived. Except to the extent of this and any prior waiver, the Agreement shall remain unaltered and in full force and effect. This shall not be a waiver of any existing default or breach of a covenant unless specified herein.

4.	Representations and Warranties. The Borrower hereby reaffirms the representations and warranties contained in the Agreement and represents that no event, which with notice or lapse of time, could become an Event of Default, has occurred or is continuing.

5.	Confirmation of Other Terms and Conditions of the Agreement. Except as specifically provided in this Amendment, all other terms, conditions and covenants of the Agreement unaffected by this Amendment shall remain unchanged and shall continue in full force and effect and the Borrower hereby covenants and agrees to perform and observe all terms, covenants and agreements provided for in the Agreement, as hereby amended.

6.	Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of California to which jurisdiction the parties hereto hereby consent and submit.

7.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first hereinabove written.

BANK:		BORROWER:

BANK OF THE WEST		GUIDANCE SOFTWARE, INC.

BY:	/s/ JASON HORSTMAN	BY:	/s/ SHAWN MCCREIGHT
NAME:	Jason Horstman, Vice President	NAME:	Shawn McCreight, Chairman and Chief Technology Officer

ADDRESS:

215 North Marengo Avenue Pasadena, CA 91101